As filed with the Securities and Exchange Commission on October 15, 2018

Registration No. 333-219107

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-4 REGISTRATION STATEMENT NO. 333-219107

Under

The Securities Act of 1933

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4668380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3980 Howard Hughes Parkway Las Vegas, Nevada 89169
(Address, including zip code, of registrant’s principal executive offices)

Elliot D. Hoops, Esq.

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

(Name and address of agent for service)

(702) 541-7777

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister the securities previously registered under the following Registration Statement on Form S-4 (the “Registration Statement”) of Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), filed by the Company with the Securities and Exchange Commission (the “SEC”):

•

Registration Statement No. 333-219107, originally filed with the SEC on June 30, 2017, registering the Company’s offer to exchange (the “Exchange Offer”) an aggregate principal amount up to $500,000,000 of its 5.625% Senior Notes due 2024 that had been registered under the Securities Act of 1933, for any and all outstanding 5.625% Senior Notes due 2024 of the Company that were issued on April 28, 2016 and October 12, 2016. The Exchange Offer closed on August 17, 2017.

On October 15, 2018, pursuant to the Agreement and Plan of Merger, dated as of December 17, 2017 (the “Merger Agreement”) by and among the Company, Penn National Gaming, Inc., a Pennsylvania corporation (the “Parent”) and Franchise Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), the Merger Sub was merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Parent (the “Merger”). Following the consummation of the Merger, the Company became a subsidiary of the Parent.

As a result of the completion of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration all of such securities registered but unsold under the Registration Statement. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on October 15, 2018.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Elliot D. Hoops
Name: Elliot D. Hoops
Title: Vice President and Legal Counsel

No other person is required to sign the Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.